UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 23, 2006

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30110	65-0716501
(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In compliance with Regulation FD, SBA Communications Corporation (the “Company”) is releasing the information set forth below regarding the portion of its present tower portfolio which consists of 4,975 tower sites which were owned by certain of its subsidiaries (the “Subsidiaries’ Tower Portfolio”) as of October 1, 2006. The 4,975 tower sites represent 91% of the aggregate of 5,471 tower sites that the Company owned as of October 1, 2006.

The composition and characteristics of the Company’s tower portfolio as a whole may be materially different from the composition and characteristics of the Subsidiaries’ Tower Portfolio described below. No extrapolation or comparison to the Company’s tower portfolio as a whole should be made from the information provided below.

•	Annualized run rate revenue per tower in the Subsidiaries’ Tower Portfolio is $53,880(1).

•	Annualized run rate tower cash flow per tower in the Subsidiaries’ Tower Portfolio is $42,193(2).

•	Average maintenance capital expenditures were $742 per tower in the Subsidiaries’ Tower Portfolio.

•	Weighted average remaining ground lease term, including renewal options, for sites in the Subsidiaries’ Tower Portfolio is 29.6 years.

•	Weighted average remaining tenant lease term for sites in the Subsidiaries’ Tower Portfolio is 20.2 years including renewal options exercisable by the tenants and 3.3 years excluding renewal options.

•	The Subsidiaries’ Tower Portfolio has an aggregate of 13,164 tenant leases from 1,075 lessees.

•	Towers in the Subsidiaries’ Tower Portfolio have approximate capacity of 4 to 5 telephony tenants per tower and currently have 2.6 tenants per tower including 2.2 telephony tenants per tower.

Note: All data set forth above for the Subsidiaries’ Tower Portfolio is as of October 1, 2006.

(1)	Annualized run rate revenue is the net annualized rent payable by lessees for occupancy of a tower as of October 1, 2006.
(2)	Annualized run rate tower cash flow is defined as annualized run rate revenue minus direct cash operating cost net of maintenance capex and management fee.

In addition, the Company is filing with Exhibit 99.1 certain information regarding the Subsidiaries’ Tower Portfolio which the Company intends on presenting at upcoming conferences and other meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 23, 2006	SBA COMMUNICATIONS CORPORATION

/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer